Exhibit 10.18

CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY

WITH THE SECURITIES AND EXCHANGE COMMISSION.

ASTERISKS (*) DENOTE SUCH OMISSIONS.

LETTER AGREEMENT

This Letter Agreement (this “Agreement”) dated as of January 6, 2006, is entered by and between:

UCB S.A., Bioproducts Division, with registered offices at Allée de la Recherche, 60, 1070 Brussels, Belgium, hereafter “UCB”

and

PRAECIS PHARMACEUTICALS INCORPORATED, with registered offices at 830 Winter Street, Waltham, Massachusetts 02451, hereafter “Praecis”

Hereafter individually referred to as a “Party” and jointly as the “Parties”

Whereas, on June 21, 2000, UCB and Amgen Inc. (“AMGEN”) executed a contract for the development and supply of bulk API for a compound identified as Abarelix (the “Original Agreement”), as assigned by AMGEN to Praecis effective on December 17, 2001 and as amended by Amendment No. 1 dated as of March 26, 2002 (“Amendment No. 1”) and Amendment No. 2 dated as of August 30, 2004 (“Amendment No. 2”) (the Original Agreement, as so amended by Amendments No. 1 and 2, the “Development and Supply Agreement”); and

Whereas, in connection with the Development and Supply Agreement, UCB agreed to commence certain process development activities which are the subject of several scopes of work (the “Process Improvements”) and Praecis agreed to pay UCB for the Process Improvements upon completion of such activities; and

Whereas, pursuant to Section C.1. of Exhibit A of the Development and Supply Agreement entitled “Supply of Product in 2005” (which Section was added pursuant to Amendment No. 2), Praecis committed to purchase *** of API during 2005 (the “2005 Manufacturing Campaign”), a portion of which was paid for at the end of 2004 and the remainder of which shall be due upon the later of December 31, 2005 and the delivery by UCB of the *** to Praecis; and

Whereas, Praecis is now requesting UCB, and UCB agrees, each subject to the terms and conditions of this Letter Agreement, to suspend the Process Improvements and the 2005 Manufacturing Campaign;

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, and intending to be legally bound, the Parties have agreed as follows:

ARTICLE 1 – SUSPENSION OF ACTIVITIES

1.1           UCB shall immediately suspend the Process Improvements and shall issue to Praecis, within ninety (90) days of the date hereof, a comprehensive status report on such Process Improvements.  In consideration of such suspension, Praecis shall pay UCB, on the date hereof, one hundred and thirty thousand dollars (USD 130,000) for the work completed to date on such Process Improvements.

1.2           Praecis may elect to resume the Process Improvements (as described in the previously agreed upon scopes of work relating to such Process Improvements) at any time prior to December 31, 2007 by providing written notice to UCB of such election. Upon completion of such Process Improvements and release of the final development report, Praecis shall pay UCB an additional eighty four thousand dollars (USD 84,000), representing the remaining amount due for the Process Improvements.

1.3           UCB shall immediately suspend the 2005 Manufacturing Campaign at an intermediate stage where the future quality of the product is not jeopardized and shall store until December 31, 2007, at no charge to Praecis, the inventory of process intermediates in appropriate GMP conditions maintaining the quality and security of such process intermediates. UCB shall issue to Praecis, within ninety (90) days of the date hereof, a comprehensive status report on the 2005 Manufacturing Campaign.  In consideration of such suspension, Praecis shall pay UCB, on the date hereof, one million five hundred thousand dollars (USD 1,500,000) for the work completed to date on the 2005 Manufacturing Campaign.  Upon such payment, title to the process intermediates shall pass to Praecis.

1.4           Praecis may elect to resume the 2005 Manufacturing Campaign at any time prior to December 31, 2007 by providing written notice to UCB of such election.  Upon completion of the 2005 Manufacturing Campaign and receipt by Praecis of the certificate of analysis and batch record in accordance with the terms of the Development and Supply Agreement, Praecis shall pay UCB an additional six hundred thousand dollars (USD 600,000), representing the remaining amount due for the 2005 Manufacturing Campaign.

1.5           For the avoidance of doubt, UCB is responsible to ensure that there is sufficient GMP process intermediate inventory necessary to complete the 2005 Manufacturing Campaign.  If there are any discrepancies, both Parties, in good faith, will reconcile the final quantity delivered to Praecis against the agreed upon purchase price.

1.6           Should Praecis elect to resume either the Process Improvements or the 2005 Manufacturing Campaign, or both programs, at any time prior to December 31, 2007, the Parties will define together the best possible timeline and format towards reinitiating either or both such programs.

1.7           If Praecis elects not to resume the Process Improvements and/or the 2005 Manufacturing Campaign by December 31, 2007, UCB’s shall be relieved of all further obligations with respect to such suspended program(s).  Praecis shall, in its discretion and at its own costs, take possession of or dispose of or have UCB dispose of all process intermediates stored by UCB in connection with the suspension of the 2005 Manufacturing Campaign.

1.8           Except as specifically set forth herein, all terms and conditions of the Development and Supply Agreement shall remain in full force and effect.

ARTICLE 2 - MISCELLANEOUS

2.1           Capitalized terms used in this Agreement and not otherwise defined shall have the meanings ascribed to such terms in the Development and Supply Agreement.

2.2           This Agreement shall be binding on and inure to the benefit of the Parties, their subsidiaries, affiliates, officers, directors, related companies, representatives, successors and assigns.

2.3           This Agreement shall effect the modifications to the Development and Supply Agreement provided for herein. All other provisions of the Development and Supply Agreement not modified hereby shall remain in full force and effect.

2.4           No amendment or variation of this Agreement shall be valid and effective unless in writing and signed by or on behalf of both Parties.

2.5           Each Party shall promptly, without further consideration, execute, and take such other actions, as the other Party may reasonably request, to carry out the transactions contemplated by this Agreement.

2.6           This Agreement contains the entire agreement and understanding of the Parties with respect to its subject matter, and supersedes any and all other written or oral contract, understanding, negotiation or arrangement between the Parties relating to said subject matter.

2.7           This Agreement is governed by the laws of the state of New York, U.S.A., without giving effect to that state’s choice of law doctrine. Both Parties consent to the exclusive jurisdiction of the Courts of New York, both state and federal.

2.8           This Agreement may be executed in counterparts, each of which, when so executed and delivered, will be deemed an original and which shall together constitute one and the same instrument.  Signatures delivered by facsimile or e-mail shall be enforceable as originals.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives in two counterparts.

UCB S.A.		PRAECIS PHARMACEUTICALS INCORPORATED

/s/ Alain Scarso		/s/ Kevin F. McLaughlin
Name:	Alain Scarso	Name:	Kevin F. McLaughlin
Title:	Vice President	Title:	President and Chief
Executive Officer

/s/ Andre’ Jordens		/s/ Edward C. English
Name:	André Jordens	Name:	Edward C. English
Title:	President	Title:	Vice President and Chief
Financial Officer